-3-
                                                    EXHIBIT 1.1











                         $125,000,000

                         ALPHARMA INC.

             5-3/4% Convertible Subordinated Notes
                           Due 2005




                      PURCHASE AGREEMENT



March 25, 1998
                      PURCHASE AGREEMENT


                                                 March 25, 1998


SBC WARBURG DILLON READ INC.
CIBC OPPENHEIMER CORP.
COWEN & COMPANY
c/o SBC WARBURG DILLON READ INC.
535 Madison Avenue
New York, New York 10022


Dear Sirs:

          Alpharma Inc. (the Company) proposes to issue and sell to SBC Warburg Dillon Read Inc., CIBC Oppenheimer Corp. and Cowen & Company (the Initial Purchasers) $125,000,000 aggregate principal amount of its 5-3/4% Convertible Subordinated Notes Due 2005 (the Firm Notes). In addition, solely for the purpose of covering over-allotments, the Company proposes to grant to the Initial Purchasers the option to purchase from the Company up to an additional $18,750,000 aggregate principal amount of the Company's 5-3/4% Convertible Subordinated Notes due 2005 (the Additional Notes). The Firm Notes and the Additional Notes are hereinafter collectively sometimes referred to as the Notes. The Notes are convertible into the Class A Common Stock of the Company, par value $.20 per share (the Shares).

          The Notes are to be issued pursuant to an indenture (the Indenture) to be dated as of March 30, 1998, between the Company and First Union National Bank, as trustee. Copies of the Indenture, in substantially final form, have been delivered to each of the Initial Purchasers.

          The Company and the Initial Purchasers agree as follows:

          1. Sale and Purchase: Upon the basis of the warranties and representations and the other terms and conditions herein set forth, the Company agrees to sell to the respective Initial
Purchasers and each of the Initial Purchasers, severally and not jointly, agrees to purchase from the Company, the aggregate principal amount of Firm Notes set forth opposite the name of such Initial Purchaser in Schedule A hereto in each case at a purchase price of 97% of the principal amount thereof.

          In addition, the Company hereby grants to the Initial Purchasers the option to purchase, and upon the basis of the representations and warranties and the other terms and conditions herein set forth, the Initial Purchasers shall have the right to purchase, severally and not jointly, from the Company, ratably in accordance with the aggregate principal amount of Firm Notes to be purchased by each of them, all or a portion of the Additional Notes as may be necessary to cover overallotments made in connection with the offering of the Firm Notes, at a purchase price of 97% of the principal amount thereof, plus accrued interest, if any, from March 30, 1998 to the additional time of purchase (as hereinafter defined). This option may be exercised at any time (but not more than once) on or before the thirtieth day following the date hereof, by written notice to the Company. Such notice shall set forth the aggregate principal amount of Additional Notes as to which the option is being exercised, and the date and time when the Additional Notes are to be delivered (such date and time being herein referred to as the additional time of purchase); provided, however, that the additional time of purchase shall not be earlier than the time of purchase (as defined below) nor earlier than the second business day1 after the date on which the option shall have been exercised nor later than the tenth business day after the date on which the option shall have been exercised. The principal amount of Additional Notes to be sold to each Initial Purchaser shall be equal to the principal amount of Notes which bears the same proportion to the aggregate principal amount of Additional Notes being purchased as the principal amount of Firm Notes set forth opposite the name of such Initial Purchaser on Schedule A hereto bears to the aggregate principal amount of Firm Notes (subject, in each case, to such adjustment as you may determine to eliminate Notes not in multiples of $1,000).

          2. Payment and Delivery: Payment of the purchase price for the Firm Notes shall be made to the Company by Federal (same day) funds, against delivery of the certificates for the Firm
Notes to you through the facilities of the Depository Trust
Company (the DTC) in the form of a global certificate or certificates, registered in the name of Cede & Co., the nominee of DTC, at the offices of Kirkland & Ellis in New York City, for the respective accounts of the Initial Purchasers. Such payment and delivery shall be made at 10:00 A.M., New York City time, on March 30, 1998 (unless another time shall be agreed to by you and the Company). The time at which such payment and delivery are actually made is hereinafter sometimes called the time of purchase. Certificates for the Firm Notes shall be delivered to you in definitive form in such names and in such denominations as you shall specify. For the purpose of expediting the checking of the certificates for the Firm Notes by you, the Company agrees to make such certificates available to you for such purpose at least one full business day preceding the time of purchase.

          Payment of the purchase price for the Additional
Notes shall be made at the additional time of purchase in the same manner and at the same office as the payment for the Firm
Notes. Certificates for the Additional Notes shall be delivered to you in definitive form in such names and in such denominations as you shall specify on the second business day preceding the additional time of purchase. For the purpose of expediting the checking of the certificates for the Additional
Notes by you, the Company agrees to make such certificates available to you for such purpose at least one full business day preceding the additional time of purchase.

          3. Representations and Warranties of the Company: The Company represents and warrants to each of the Initial
Purchasers that:

      (a) The Company has prepared a preliminary offering memorandum, dated March 6, 1998 (the Preliminary Offering Memorandum) and an offering memorandum, dated March 25, 1998 (the Offering Memorandum), in connection with the offering of the Notes. Any reference to the Preliminary Offering Memorandum or the Offering Memorandum shall be deemed to refer to and include the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and all documents subsequently filed with the United States Securities and Exchange Commission (the Commission) pursuant to Section 13(a), 13(c) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the Exchange Act), on or prior to the date of the Offering Memorandum, and any reference to the Preliminary Offering Memorandum or the Offering Memorandum, as the case may be, as amended or supplemented, as of any specified date, shall be deemed to include (i) any documents filed with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of the Preliminary Offering Memorandum or the Offering Memorandum, as the case may be, and prior to such specified date and (ii) any Additional Issuer Information (as defined in Section 5(f) furnished by the Company prior to the completion of the distribution of the Notes and all documents filed under the Exchange Act and so deemed to be included in the Preliminary Offering Memorandum or the Offering Memorandum, as the case may be, or any amendment or supplement thereto are hereinafter called the "Exchange Act Reports." The Exchange Act Reports, when they were or are filed with the Commission, conformed or will conform in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder. The Preliminary Offering Memorandum or the Offering Memorandum and any amendments or supplements thereto and the Exchange Act Reports did not and will not, as of their respect dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by any of the Initial Purchasers expressly for use therein;

      (b) As of December 31, 1997, the Company had an authorized capitalization as set forth under the heading entitled "Actual" in the section of the Offering Memorandum entitled "Capitalization" and, as adjusted for the Offering and the issuance of the Industrier Note, as of December 31, 1997, the Company would have had an authorized capitalization as set forth under the heading entitled "As Adjusted for the Offering and the issuance of the Industrier Note" in the section of the Offering Memorandum entitled "Capitalization"; all of the issued and outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full power and authority to own its properties and conduct its business as described in the Offering Memorandum, to execute and deliver this Agreement, the Registration Rights Agreement (as defined) and the Indenture and to issue and sell the Notes and to issue Shares upon conversion of the Notes as herein contemplated;

      (c) the Company and each of its subsidiaries (the Subsidiaries) are duly qualified or licensed by and are in good standing in each jurisdiction in which they conduct their respective businesses and in which the failure, individually or in the aggregate, to be so licensed or qualified would have a material adverse effect on the operations, business or condition of the Company and its Subsidiaries, taken as a whole (a Material Adverse Effect); and the Company and each of its Subsidiaries are in compliance in all respects with the laws, orders, rules, regulations and directives issued or administered by such jurisdictions, except where the failure to be in compliance would not have a Material Adverse Effect;

      (d) neither the Company nor any of its Subsidiaries is in breach of, or in default under (nor has any event occurred which with notice, lapse of time, or both would constitute a breach of, or default under), its respective charter or by-laws or in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, bank loan or credit agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound, and the execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Indenture and the issuance of the Notes and the Shares and consummation of the transactions contemplated hereby and thereby will not conflict with, or result in any breach of or constitute a default under (nor constitute any event which with notice, lapse of time, or both would constitute a breach of, or default under), any provisions of the charter or by-laws of the Company or any of its Subsidiaries or under any provision of any license, indenture, mortgage, deed of trust, bank loan or credit agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties may be bound or affected, or under any federal, state, local or foreign law, regulation or rule or any decree, judgment or order applicable to the Company or any of its Subsidiaries, except in each case where such breach or default would not have a Material Adverse Effect;

      (e) the Indenture has been duly authorized by the Company and when executed and delivered by the Company will be a legal, valid and binding agreement of the Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity;

      (f) The Registration Rights Agreement substantially in the form as attached hereto as Exhibit A between the Company and the Initial Purchasers (the Registration Rights Agreement) has been duly authorized by the Company and when executed and delivered by the Company will be a legal, valid and binding agreement of the Company enforceable in accordance with its terms, except (a) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity and (b) the rights to indemnity and contribution may be limited by applicable law;

      (g) the Notes have been duly authorized by the Company and when executed and delivered by the Company will constitute legal, valid and binding obligations of the Company in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity; the Shares initially issuable upon conversion of the Notes have been duly authorized and validly reserved for issuance upon conversion of the Notes and are free of statutory and contractual preemptive rights and are sufficient in number to meet current conversion requirements, and such Shares, when so issued upon such conversion in accordance with the terms of the Indenture, will be duly and validly issued and fully paid and nonassessable;

      (h) this Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement of the Company enforceable in accordance with its terms except (a) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity and (b) the rights to indemnity and contribution may be limited by applicable law;

      (i) the Notes, the Registration Rights Agreement, the
     Indenture and the capital stock of the Company, including the Shares, conform in all material respects to the description thereof contained in the Offering Memorandum;

      (j) no approval, authorization, consent or order of or filing with any national, state or local governmental or regulatory commission, board, body, authority or agency is required in connection with the issuance and sale of the Notes and the Shares as contemplated hereby other than as may be required under the securities or blue sky laws of the various jurisdictions in which the Notes and the Shares are being offered by the Initial Purchasers;

      (k) Coopers & Lybrand L.L.P., whose reports on the consolidated financial statements of the Company and its Subsidiaries are included in the Offering Memorandum, are independent public accountants as required by the Securities
     Act of 1933, as amended (the Act), and the applicable published rules and regulations thereunder;

      (l) each of the Company and its Subsidiaries has all necessary licenses, authorizations, consents and approvals (collectively Consents) and has made all necessary filings required under any federal, state, local or foreign law, regulation or rule (Filings), and has obtained all necessary Consents from other persons, in order to conduct its respective business, except where the failure to have any such Consent or to have made any such Filing would not have a Material Adverse Effect; neither the Company nor any of its Subsidiaries is in violation of, or in default under, any such license, authorization, consent or approval or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company or any of its Subsidiaries the effect of which would have a Material Adverse Effect;

      (m) there are no actions, suits or proceedings pending or threatened against the Company or any of its Subsidiaries or any of their respective properties, at law or in equity, or before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency which would result in a judgment, decree or order having a Material Adverse Effect;

      (n) the Company and each Subsidiary have filed on a timely basis all necessary federal, state and foreign income, franchise and other tax returns and has paid all taxes shown thereon as due, and the Company has no knowledge of any tax deficiency which has been or might be asserted against the Company or any Subsidiary which might have a Material Adverse Effect; all material tax liabilities are adequately provided for within the financial statements of the Company;

      (o) the Company and its Subsidiaries maintain insurance of the types and in the amounts reasonably believed to be adequate for their business and consistent with insurance coverage maintained by similar companies in similar businesses, all of which insurance is in full force and effect;

      (p) neither the Company nor its Subsidiaries are involved in any material labor dispute or disturbance nor, to the knowledge of the Company, is any such dispute or disturbance threatened;

      (q) except as described in the Offering Memorandum, the Company and each Subsidiary own or possess adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets, know-how, franchises, and other material intangible property and assets (collectively, Intellectual Property) necessary to the conduct of their businesses as conducted and as proposed to be conducted as described in the Offering Memorandum, except where the failure to do so would not have a Material Adverse Effect; the Company has no knowledge that it or any Subsidiary lacks or will be unable to obtain any rights or licenses to use any of the Intellectual Property necessary to conduct the business now conducted or proposed to be conducted by it as described in the Offering Memorandum, except as described in the Offering Memorandum and except where the failure to have or obtain such rights or licenses would not have a Material Adverse Effect; the Offering Memorandum fairly and accurately describes the Company's rights with respect to the Intellectual Property; the Company has not received any notice of infringement or of conflict with rights or claims of others with respect to any Intellectual Property; the Company is not aware of any patents of others which are infringed upon by potential products or processes referred to in the Offering Memorandum in such a manner as to have a Material Adverse Effect, except as described in the Offering Memorandum;

      (r) the audited financial statements included in the Offering Memorandum present fairly the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of operations and changes in financial position of the Company and its Subsidiaries for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods involved;

      (s) subsequent to the respective dates as of which information is given in the Offering Memorandum, and except as may be otherwise stated in the Offering Memorandum, there has not been
     (A) any material and unfavorable change, financial or otherwise, in the business, properties, prospects, regulatory environment, results of operations or condition (financial or otherwise), present or prospective, of the Company and its Subsidiaries taken as a whole, (B) any transaction, which is material to the Company and its Subsidiaries taken as a whole, entered into by the Company or either of its Subsidiaries or
     (C) any obligation, contingent or otherwise, directly or indirectly, incurred by the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries taken as a whole;

      (t) the Company has obtained the agreement of certain of its directors and officers not to sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any Shares or securities convertible into or exchangeable for Shares or warrants or other rights to purchase Shares for a period of 90 days after the date of the Offering Memorandum

      (u) the Control Agreement between the Company and A.L.
     Industrier A/S (Industrier) dated as of February 7, 1986, as amended on October 3, 1994 and December 19, 1996 (the Control Agreement), is in full force and effect;

      (v) when the Notes are issued and delivered pursuant to this Agreement, the Notes will not be of the same class (within the meaning of Rule 144A under the Act) as securities of the Company which are listed on a national securities exchanged registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system;

 (w) none of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes) will violate or result in a violation of
Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations G, T, U, and X of the Board of Governors of the Federal Reserve System;
 (x) prior to the date hereof, neither the Company nor, to the Company's knowledge, any of its affiliates has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Notes, except as permitted by this Agreement;
      (y) subject to compliance by the Initial Purchasers with the representations and agreements contained in Section 4, neither the Company nor any person acting on its behalf (other than the Initial Purchasers, as to whom the Company makes no representations) has offered or sold the Notes by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act or, with respect to Notes sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Act), by means of any directed selling efforts within the meaning of Rule 902 under the act, and the Company, to the Company's knowledge, any affiliate of the Company and any person acting on its or their behalf have complied with and will implement the "offering restriction" within the meaning of such Rule 902; and

      (z) within the preceding six months, neither the Company nor any other person acting on behalf of the Company has offered or sold to any person any Notes or any securities of the same or a similar class as the Notes, other than Notes offered or sold to the Initial Purchasers hereunder and the $67.9 million aggregate principal amount of its convertible subordinated notes being issued and sold to Industrier pursuant to the Note Purchase Agreement by and between the Company and Industrier; the Company will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Act) of any Notes or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Notes has been completed (as notified to the Company by the Initial Purchasers), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Notes in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Act (the foregoing will not prevent offers and sales made pursuant to a shelf registration statement in accordance with the Registration Rights Agreement).

          4. The Initial Purchasers propose to offer the Notes for sale upon the terms and conditions set forth in this Agreement and the Offering Memorandum, and each Initial Purchaser hereby represents and warrants to and agrees with the Company, severally and not jointly, that:

      (a) it will offer and sell the Notes only: (i) to persons who it reasonably believes are "qualified institutional buyers"
     (QIBs) within the meaning of Rule 144A under the Act in transactions meeting the requirements of Rule 144A and
     (ii) outside the United States to certain persons in compliance with Regulation S under the Act;

      (b) it is a QIB within the meaning of Rule 144A; and

      (c) it will not offer or sell the Notes by any form of general solicitation, general advertising, including, but not limited to, the methods described in Rule 502(c) under the Act.

          5. Certain Covenants of the Company: The Company hereby agrees:

      (a) the Company will prepare the Offering Memorandum in a form approved by the Initial Purchasers and will make no amendment or supplement to the Offering Memorandum which shall be disapproved by the Initial Purchasers promptly after reasonable notice thereof;

      (b) promptly from time to time, the Company will take such action as any of the Initial Purchasers may reasonably request to qualify the Notes and the Shares for offering and sale under the securities laws of such jurisdictions as such Initial Purchaser may request and will comply with such laws so as to permit the continuance of sales and dealing therein in such jurisdictions for as long as may be necessary to complete the distribution of the Notes; provided, that in connection therewith the Company shall not be required to qualify as a foreign corporation, to file a general consent to service of process in any jurisdiction or subject the Company to any tax in any such jurisdiction where it is not now so subject;

      (c) the Company will furnish each Initial Purchaser with two copies of the Offering Memorandum and each amendment or supplement thereto with the independent accountants' report(s) in the Offering Memorandum, and any amendment or supplement containing amendments to the financial statements covered by such report(s), signed by the accountants, and additional copies thereof in such quantities as any Initial Purchaser may from time to time reasonably request, and if, at any time prior to the expiration of nine months after the date of the Offering Memorandum, any event shall have occurred as a result of which the Offering Memorandum as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Offering Memorandum is delivered, not misleading, or, if for any other reason it shall be necessary or desirable during such same period to amend or supplement the Offering Memorandum, the Company will notify the Initial Purchasers and upon any Initial Purchaser's request will prepare and furnish without charge to such Initial Purchaser and to any dealer in securities as many copies as any Initial Purchaser may from time to time reasonably request of an amended Offering Memorandum or a supplement to the Offering Memorandum which will correct such statement or omission or effect such compliance;

      (d) during the period beginning from the date hereof and continuing until the date 90 days after the date of the Offering Memorandum, the Company will not sell, contract to sell or otherwise dispose of, any Shares or any securities that are convertible into or exchangeable for Shares (other than (i) pursuant to employee stock option or employee stock purchase plans existing on, or upon the conversion or exchange of convertible or exchangeable securities or upon exercise of warrants outstanding as of, the date of this Agreement, (ii) the Industrier Note and the shares of Class B Common Stock of the Company issuable upon conversion thereof or (iii) as contemplated by the Registration Rights Agreement) without the prior written consent of the Initial Purchasers;

      (e) at any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act and so long as any of the Notes (or Shares issued upon conversion thereof) are "restricted securities" within the meaning of Rule 144(a)(3) under the Act, for the benefit of holders from time to time of the Notes, the Company will furnish at its expense, upon request, to holders of Notes and prospective purchasers of Notes information (the Additional Issuer Information) satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Act;

      (f) the Company will use its best efforts to cause the Notes to be eligible for the PORTAL trading system of the National
     Association of Securities Dealers, Inc. (PORTAL);

      (g) for so long as the Notes remain outstanding, the Company will furnish to each of the Initial Purchasers copies of all reports or other communications (financial or other) furnished to stockholders of the Company, and will deliver to the Initial Purchasers (i) as soon as they are available, copies of any reports and financial statements furnished to or filed by the Company with the Commission or any securities exchange on which the Notes or any class of securities of the Company is listed; and (ii) such additional information concerning the business and financial condition of the Company as the Initial Purchasers may from time to time reasonably request (such financial statements to be on a consolidated basis to the extent the accounts of the Company and its subsidiaries are consolidated in reports furnished to its stockholders generally or to the Commission);

      (h) the Company will use the net proceeds received by it from the sale of the Notes pursuant to this Agreement in the manner specified in the Offering Memorandum under the caption "Use of Proceeds";

      (i) the Company will reserve and keep available at all times free of preemptive rights, shares of stock for the purpose of enabling the Company to satisfy any obligations to issue shares of its stock upon conversion of the Notes;

      (j) the Company will use its best efforts to list, subject to notice of issuance, the Shares on the New York Stock Exchange;

      (k) to pay all expenses, fees and taxes (other than any transfer taxes and fees and disbursements of counsel for the Initial Purchasers except as set forth under Section 6 hereof and (iii) and (iv) below) in connection with (i) the preparation and filing of the Preliminary Offering Memorandum and the Offering Memorandum and the printing and furnishing of copies of each thereof to the Initial Purchasers and to dealers (including costs of mailing and shipment), (ii) the preparation, issuance, execution, authentication and delivery of the Notes and the Shares, (iii) the word processing and/or printing of this Agreement, the Indenture, and the reproduction and/or printing and furnishing of copies of each thereof to the Initial Purchasers and to dealers (including costs of mailing and shipment), (iv) the qualification of the Notes and the Shares for offering and sale under state laws (including the legal fees and filing fees and other disbursements of counsel for the Initial Purchasers) and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to the Initial Purchasers and to dealers, (v) any listing of the Notes on PORTAL, (vi) any fees payable to investment rating agencies with respect to the Notes and (vii) the performance of the Company's other obligations hereunder.

          6. Reimbursement of Initial Purchasers' Expenses: If the Notes are not delivered for any reason other than the default by one or more of the Initial Purchasers in its or their respective obligations hereunder, the Company shall reimburse the Initial Purchasers for all of their out-of-pocket expenses, including the fees and disbursements of their counsel.

          7. Conditions of Initial Purchasers' Obligations: The several obligations of the Initial Purchasers hereunder are subject to the accuracy of the representations and warranties on the part of the Company on the date hereof and at the time of purchase (and the several obligations of the Initial
Purchasers at the additional time of purchase are subject to the accuracy of the representations and warranties on the part of the Company on the date hereof and at the time of purchase (unless previously waived) and at the additional time of purchase, as the case may be), the performance by the Company of its obligations hereunder and to the following conditions:

      (a) The Company shall furnish to you at the time of purchase and at the additional time of purchase, as the case may be, an opinion of Kirkland & Ellis, counsel for the Company, addressed to the Initial Purchasers and dated the time of purchase or the additional time of purchase, as the case may be, with reproduced copies thereof for each of the other Initial Purchasers and in form satisfactory to Cahill Gordon & Reindel, counsel for the Initial Purchasers, substantially in the form of Exhibit B hereto.

 (b) The Company shall furnish to you at the time of purchase and at the additional time of purchase, as the case may be, an opinion of Robert F. Wrobel, Vice President and Chief Legal Officer for the Company, addressed to the Initial Purchasers and dated the time of purchase or the additional time of purchase, as the case may be, in form satisfactory to Cahill Gordon & Reindel, counsel for the Initial Purchasers, substantially in the form of Exhibit C hereto.
      (c) You shall have received from Coopers & Lybrand L.L.P. comfort letters dated, respectively, as of the date of this Agreement and the time of purchase and additional time of purchase, as the case may be, and addressed to the Initial Purchasers in the forms heretofore approved by the Initial Purchasers.

      (d) You shall have received at the time of purchase and at the additional time of purchase, as the case may be, the opinion of Cahill Gordon & Reindel, counsel for the Initial Purchasers, dated the time of purchase or the additional time of purchase, as the case may be.

          In addition, such counsel shall state that such counsel have participated in conferences with officers and other representatives of the Company, counsel for the Company, representatives of the independent public accountants of the Company and representatives of the Initial Purchasers at which the contents of the Offering Memorandum and related matters were discussed and, although such counsel is not passing upon and does not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Offering Memorandum (except as to the matters referred to under paragraph 7 of Exhibit B), on the basis of the foregoing (relying as to materiality to a large extent upon the opinions of officers and other representatives of the Company), no facts have come to the attention of such counsel which lead them to believe that the Memorandum contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Offering Memorandum as of its date contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that such counsel need express no comment with respect to the financial statements and schedules and other financial and statistical data included in the Offering Memorandum.

      (e) The Company shall furnish to you at the time of purchase or the additional time of purchase, as the case may be, an opinion of McKenna & Cuneo, United States regulatory counsel for the Company, addressed to the Initial Purchasers and dated the time of purchase or additional time of purchase, as the case may be, in form satisfactory to Cahill Gordon & Reindel, counsel for the Initial Purchasers, stating that the descriptions in the Offering Memorandum of the statutes, regulations and legal or governmental proceedings or procedures relating to the Food and Drug Administration (the FDA) and the FDA approval process relating to the Company's or any of its Subsidiaries' products are accurate in all material respects and are a fair summary of those statutes, regulations, proceedings or procedures.

      (f) The Company shall furnish to you at the time of purchase or the additional time of purchase, as the case may be, an opinion of Bird & Bird, the European Union regulatory counsel for the Company, addressed to the Initial Purchasers and dated the time of purchase or additional time of purchase, as the case may be, in form satisfactory to Cahill Gordon & Reindel, counsel for the Initial Purchasers, stating that:

           (i) the descriptions under the heading "Business-Government Regulation" in the Offering Memorandum of the statutes, regulations and legal or governmental proceedings or procedures relating to the regulatory apparatus of the European Union and the approval process of the European Union are accurate in all material respects and are a fair summary of those statutes, regulations, proceedings or procedures; and

           (ii) the second sentence under the heading "Business-Government Regulation-General" in the Offering Memorandum has been reviewed by such counsel and is an accurate statement of the law of Norway.

      (g) Prior to the time of purchase or the additional time of purchase, as the case may be, the Offering Memorandum shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

      (h) Between the time of execution of this Agreement and the time of purchase or the additional time of purchase, as the case may be, (i) no material and unfavorable change, financial or otherwise (other than as referred to in the Offering Memorandum), in the business, condition or prospects of the Company and its Subsidiaries taken as a whole shall occur or become known and (ii) no transaction which is material and unfavorable to the Company shall have been entered into by the Company or any of its Subsidiaries.

      (i) The Company will, at the time of purchase or the additional time of purchase, as the case may be, deliver to you a certificate of its chief financial officer to the effect that the representations and warranties of the Company set forth in this Agreement and the conditions set forth in paragraph (h) and paragraph (i) have been met and are true and correct as of each such date.

      (j) You shall have received copies of each of the agreements referred to in Section 3(t).

 (k) The Control Agreement shall be in full force and effect.
      (l) The Company shall have furnished to you such other documents and certificates as to the accuracy and completeness of any statement in the Offering Memorandum as of the time of purchase and the additional time of purchase, as the case may be, as you may reasonably request.

 (m) The Company shall perform such of its obligations under this Agreement as are to be performed by the terms hereof at or before the time of purchase and at or before the additional time of purchase, as the case may be.
      (n) The Notes and the Shares shall have been designated for trading on PORTAL, subject only to notice of issuance at or prior to the time of purchase.

      (o) Between the time of execution of this Agreement and the time of purchase or additional time of purchase, as the case may be, there shall not have occurred any downgrading, nor shall any notice have been given of (i) any intended or potential downgrading or (ii) any review or possible change that does not indicate an improvement, in the rating accorded any securities of or guaranteed by the Company or any subsidiary of the Company by any "nationally recognized statistical rating organization", as that term is defined in Rule 436(g)(2) promulgated under the Act.

          8. Termination: The obligations of the several Initial Purchasers hereunder shall be subject to termination in the absolute discretion of you or the Initial Purchasers if, since the time of execution of this Agreement or the respective dates as of which information is given in the Offering Memorandum,
(y) there has been any material adverse and unfavorable change, financial or otherwise (other than as referred to in the Offering Memorandum), in the business, condition or prospects of the Company and its Subsidiaries taken as a whole, which would, in your judgment or in the judgment of the Initial Purchasers, make it impracticable to market the Notes, or (z) there shall have occurred any downgrading, or any notice shall have been given of (i) any intended or potential downgrading or
(ii) any review or possible change that does not indicate an improvement, in the rating accorded any securities of or guaranteed by the Company or any subsidiary of the Company by any "nationally recognized statistical rating organization", as that term is defined in Rule 436(g)(2) promulgated under the Act or, if, at any time prior to the time of purchase or, with respect to the purchase of any Additional Notes, the additional time of purchase, as the case may be, trading in securities on the New York Stock Exchange shall have been suspended or minimum prices shall have been established on the New York
Stock Exchange, or if a banking moratorium shall have been declared either by the United States or New York State authorities, or if the United States shall have declared war in accordance with its constitutional processes or there shall have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on the financial markets of the United States as, in your judgment or in the judgment of the Initial Purchasers, to make it impracticable to market the Notes.

          If you or the Initial Purchasers elect to terminate this Agreement as provided in this Section 8, the other party shall be notified promptly by letter or telegram.

          If the sale to the Initial Purchasers of the Notes, as contemplated by this Agreement, is not carried out by the Initial Purchasers for any reason permitted under this Agreement or if such sale is not carried out because the Company shall be unable to comply with any of the terms of this Agreement, the Company shall not be under any obligation or liability under this Agreement (except to the extent provided in Sections 5(k), 6 and 9 hereof), and the Initial Purchasers shall be under no obligation or liability to the Company under this Agreement (except to the extent provided in Section 9 hereof).

          9.   Indemnity by the Company and the Initial Purchasers:

          (a) The Company agrees to indemnify, defend and hold harmless each Initial Purchaser, its directors and officers, and any person who controls any Initial Purchaser within the meaning of
Section 15 of the Act or Section 20 of the Exchange Act, from and against any loss, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, any such Initial Purchaser or person may incur under the Act, the Exchange Act or otherwise, insofar as such loss, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum (the term Offering
Memorandum for the purpose of this Section 9 being deemed to include the Preliminary Offering Memorandum), or arises out of or is based upon any omission or alleged omission to state a material fact required to be stated in the Offering Memorandum or necessary to make the statements made therein not misleading, except insofar as any such loss, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information furnished in writing by any Initial
Purchaser through you to the Company expressly for use with reference to such Initial Purchaser in the Offering Memorandum or arises out of or is based upon any omission or alleged omission to state a material fact in connection with such information required to be stated in the Offering Memorandum or necessary to make such information not misleading.

          If any action is brought against an Initial Purchaser or any such person in respect of which indemnity may be sought against the Company pursuant to the foregoing paragraph, such Initial Purchaser or such person shall promptly notify the Company in writing of the institution of such action and the Company shall assume the defense of such action, including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses; provided, however, that the omission to so notify the Company shall not relieve the Company from any liability which it may have to any Initial Purchaser or any such person or otherwise except to the extent the Company is prejudiced by such omission. Such Initial Purchaser or controlling person shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Initial Purchaser or such person unless the employment of such counsel shall have been authorized in writing by the Company in connection with the defense of such action or the Company shall not have employed counsel to have charge of the defense of such action or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the Company and paid as incurred (it being understood, however, that the Company shall not be liable for the expenses of more than one separate counsel in any one action or series of related actions in the same jurisdiction representing the indemnified parties who are parties to such action). The Company shall not be liable for any settlement of any such claim or action effected without its written consent, but if settled with the written consent of the Company, the Company agrees to indemnify and hold harmless any Initial Purchaser and any such person from and against any loss or liability by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second sentence of this paragraph, then the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 business days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 30 days' prior notice of its intention to settle. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

          (b) Each Initial Purchaser severally agrees to indemnify, defend and hold harmless the Company, its directors and officers and any person who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange
Act from and against any loss, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, the Company or any such person may incur under the Act or otherwise, insofar as such loss, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information furnished in writing by or on behalf of such Initial Purchaser through you to the Company expressly for use with reference to such Initial Purchaser in the Offering Memorandum or arises out of or is based upon any omission or alleged omission to state a material fact in connection with such information required to be stated in the Offering Memorandum or necessary to make such information not misleading.

          If any action is brought against the Company or any such person in respect of which indemnity may be sought against any Initial Purchaser pursuant to the foregoing paragraph, the Company or such person shall promptly notify such Initial Purchaser in writing of the institution of such action and such Initial Purchaser shall assume the defense of such action, including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses; provided, however, that the omission to notify such Initial Purchaser shall not relieve such Initial Purchaser from any liability which it may have to the Company or any such person or otherwise. The Company or such person shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Company or such person unless the employment of such counsel shall have been authorized in writing by such Initial Purchaser shall not have employed counsel to have charge of the defense of such action or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to such Initial Purchaser (in which case such Initial Purchaser shall not have the right to direct the defense of such action on behalf of the indemnified party or parties, but such Initial Purchaser may employ counsel and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of such Initial Purchaser), in any of which events such fees and expenses shall be borne by such Initial Purchaser and paid as incurred (it being understood, however, that such Initial Purchaser shall not be liable for the expenses of more than one separate counsel in any one action or series of related actions in the same jurisdiction representing the indemnified parties who are parties to such action). No Initial Purchaser shall be liable for any settlement of such claim or action effected without the written consent of the Initial Purchaser, but if settled with the written consent of such Initial Purchaser, such Initial Purchaser agrees to indemnify and hold harmless the Company and any such person from and against any loss or liability by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second sentence of this paragraph, then the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 business days after receipt by such indemnifying party of the aforesaid request,
(ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 30 days' prior notice of its intention to settle. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

          (c) If the indemnification provided for in this Section 9 is unavailable to an indemnified party under subsections (a) and
(b) of this Section 9 in respect of any losses, expenses, liabilities or claims referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Initial
Purchasers on the other in connection with the statements or omissions which resulted in such losses, expenses, liabilities or claims, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company bear to the underwriting discounts and commissions received by the Initial Purchasers. The relative fault of the Company on the one hand and of the Initial Purchasers on the other shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the Company or by the Initial
Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any claim or action.

          (d) The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this
Section 9 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in subsection (c) above.
Notwithstanding the provisions of this Section 9, no Initial
Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Notes underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          (e) The indemnity and contribution agreements contained in this Section 9 and the covenants, warranties and representations of the Company contained in this Agreement shall remain in full force and effect regardless of any investigation made by on behalf of any Initial Purchaser, its directors or officers or any person who controls any Initial
Purchaser within the meaning of Section 15 of the Act or
Section 20 of the Exchange Act, or by or on behalf of the Company, its directors and officers or any person who controls the Company within the meaning of Section 15 of the Act or
Section 20 of the Exchange Act, and shall survive any termination of this Agreement or the issuance and delivery of the Notes. The Company and each Initial Purchaser agree promptly to notify the others of the commencement of any litigation or proceeding against it and, in the case of the Company, against any of the Company's officers and directors, in connection with the issuance and sale of the Notes, or in connection with the Offering Memorandum.

          10. Notices: Except as otherwise herein provided, all statements, requests, notices and agreements shall be in writing or by telegram and, if to the Initial Purchasers, shall be sufficient in all respects if delivered or sent to SBC
Warburg Dillon Read Inc., 535 Madison Avenue, New York, N.Y. 10022, Attention: Syndicate Department and, if to the Company, shall be sufficient in all respects if delivered or sent to the Company at the offices of the Company at One Executive Drive, P.O. Box 1399, Fort Lee, NJ 07024, Attention: Chief Legal Officer.

          11. Construction: This Agreement shall be governed by, and construed in accordance with, the laws of the State of New
York. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

          12. Parties at Interest: The Agreement herein set forth has been and is made solely for the benefit of the Initial
Purchasers and the Company and the controlling persons, directors and officers referred to in Section 9 hereof, and their respective successors, assigns, executors and administrators. No other person, partnership, association or corporation (including a purchaser, as such purchaser, from the Initial Purchasers) shall acquire or have any right under or by virtue of this Agreement.

          13. Counterparts: This Agreement may be signed by the parties in counterparts which together shall constitute one and the same agreement among the parties.

          14. Miscellaneous: SBC Warburg Dillon Read Inc., an indirect, wholly owned subsidiary of Swiss Bank Corporation, is not a bank and is separate from any affiliated bank, including any U.S. branch or agency of Swiss Bank Corporation. Because SBC
Warburg Dillon Read Inc. is a separately incorporated entity, it is solely responsible for its own contractual obligations and commitments, including obligations with respect to sales and purchases of securities. Securities sold, offered or recommended by SBC Warburg Dillon Read Inc. are not deposits, are not insured by the Federal Deposit Insurance Corporation, are not guaranteed by a branch or agency, and are not otherwise an obligation or responsibility of a branch or agency.

          A lending affiliate of SBC Warburg Dillon Read Inc. may have lending relationships with issuers of securities underwritten or privately placed by SBC Warburg Dillon Read Inc. To the extent required under the securities laws, prospectuses and other disclosure documents for securities underwritten or privately placed by SBC Warburg Dillon Read Inc. will disclose the existence of any such lending relationships and whether the proceeds of the issue will be used to repay debts owed to affiliates of SBC Warburg Dillon Read Inc.

          If the foregoing correctly sets forth the understanding between the Company and the Initial Purchasers, please so indicate in the space provided below for the purpose, whereupon this letter and your acceptance shall constitute a binding agreement between the Company and the Initial
Purchasers, severally.

                              Very truly yours,

                              ALPHARMA INC.


                              By:
                                   Name:
                                   Title:

Accepted and agreed to as
of the date first above
written, on behalf of
themselves and the other
several Initial Purchasers

SBC WARBURG DILLON READ INC.
CIBC OPPENHEIMER CORP.
COWEN & COMPANY

BY: SBC WARBURG DILLON READ INC.


By:
     Name:
     Title:


By:
     Name:
     Title:


                          SCHEDULE A


                                Principal Amount
Initial Purchaser               of Firm Notes___

SBC WARBURG DILLON READ INC.    $87,500,000
CIBC OPPENHEIMER CORP.           18,750,000
COWEN & COMPANY                  18,750,000
                                __________________
             Total ........
                                $125,000,000




                               1
_______________________________
1 As used herein "business day" shall mean a day on which the New York Stock Exchange is open for trading.

1